Exhibit 99.1

Contacts:	Thomas F. Kirk	(512) 777-3800
	George E. McHenry	(512) 777-3800
	Thomas C. Hofmeister	(512) 777-3800

News Release

HANGER ORTHOPEDIC GROUP REPORTS ADJUSTED EPS OF $0.37, WHICH EXCLUDES RELOCATION AND ACQUISTION COSTS, OR $0.21 INCLUDING THOSE COSTS

AUSTIN, TEXAS, October 27, 2010 — Hanger Orthopedic Group, Inc. (NYSE:HGR) announced net sales of $206.7 million for the quarter ended September 30, 2010, an increase of $14.5 million, or 7.5%, from $192.3 million in the prior year.  Adjusted diluted earnings per share, which excludes relocation of the Company’s corporate headquarters and costs related to the pending acquisition of Accelerated Care Plus Corp,(ACP), were $0.37 per diluted share for the third quarter of 2010, a 23.3% increase compared to $0.30 per diluted share for the same period in 2009.  Diluted earnings per share were $0.21 for the third quarter of 2010.

The sales increase for the quarter ended September 30, 2010 was primarily the result of a $6.9 million, or 4.1%, increase in same-center sales in the patient care segment, a $2.4 million, or 10.5%, increase in sales from the Company’s distribution segment and a $5.2 million increase principally related to sales from acquired entities. Income from operations for the quarter ended September 30, 2010 was $18.3 million compared to $23.8 million in the prior year.  Excluding the $8.0 million of costs related to the relocation of the corporate headquarters and the $0.6 million of cost related to the pending acquisition of ACP, income from operations increased 13.0% to $26.9 million due to increased sales and expense management. Adjusted income from operations as a percentage of sales improved 60 basis points to 13.0% in 2010 compared to 12.4% in 2009.

Net sales for the nine months ended September 30, 2010 increased by $35.9 million, or 6.5%, to $590.9 million from $555.0 million last year.  The sales increase was principally the result of a $19.3 million, or 4.0% increase in same-center sales in the patient care centers, a $5.6 million, or 8.5%, increase in sales of the Company’s distribution segment and an $11.0 million increase principally related to sales from acquired entities.  Income from operations for the nine months ended September 30, 2010 was $55.7 million compared to $63.0 million in the prior year.  Excluding the $14.8 million of costs related to the relocation of the corporate headquarters and cost related to the pending acquisition of ACP, income from operations increased 11.8% to $70.5 million. As was the case for the quarter, the adjusted income from operations increased due to increased sales and expense management. Adjusted income from operations as a percentage of sales improved 50 basis points compared to the prior year. Diluted earnings per share for the nine months ended September 30, 2010 were $0.63. Adjusted diluted earnings per share for the nine month period, which excludes the cost to relocate the corporate headquarters and cost related to the pending acquisition of ACP, increased 18.4% to $0.90 from $0.76 in the prior year.

The Company generated $32.5 million in cash flow from operations in the third quarter of 2010 compared to $25.4 million in the prior year a $7.1 million increase.  The Company had total liquidity of $159.1 million, comprised of $95.6 million of cash and $63.5 million available under its revolving credit facility at September 30, 2010.

“We continue to be focused on delivering solid growth in revenues along with expansion of our operating margin. This marks the nineteenth consecutive quarter we have met or exceeded consensus expectations. Year to date we have delivered an 18% increase in adjusted earnings per share” commented Thomas F. Kirk, President and Chief Executive Officer of Hanger Orthopedic Group.  Mr. Kirk added, “We are very proud of our employees’ efforts in building shareholder value and our consistent record of growth over the past five years. Also, we are very pleased to have signed a definitive agreement to purchase Accelerated Care Plus and look forward to working with their high quality and dedicated staff. Their unique business model and relationships will continue to provide growth within their targeted market segments as well as providing opportunities for Hanger’s traditional services.”

The Company has substantially completed the relocation of its corporate headquarters from Bethesda, Maryland to Austin, Texas. The cost of the move is reported as a separate component of income from operations.  In connection with the move the Company incurred severance, lease termination and other relocation costs of $8.0 million and $14.2 million for the three and nine months ended September 30, 2010, respectively.  The Company anticipates incurring $1.0 to $2.0 million of additional cost in the coming months as the final stages of the move are completed. The Company still anticipates that the move will result in a reduction of operating expenses of approximately $2.5 million to $3.5 million annually.

On October 18, 2010 the Company announced the signing of a definitive agreement to purchase Accelerated Care Plus for $155.0 million in cash.  ACP is the nation’s leading provider of integrated clinical programs for sub-acute and long-term care rehabilitation providers and has contracts to serve more than 4,000 out of a total market of approximately 15,000 skilled nursing facilities (SNF) nationwide, including 22 of the 25 largest national providers.  ACP’s unique value proposition is to provide its customers with a full-service “total solutions” approach encompassing proven medical technology, evidence based clinical programs, and continuous onsite therapist education and training.  Their services support increasingly advanced treatment options for a broader patient population and more medically complex conditions.  The Company anticipates the acquisition will be accretive to its 2011 financial results.

For 2010, the Company expects full year revenues to be between $815 million and $825 million. We are increasing our expected range of diluted EPS, excluding cost related to the corporate relocation and the ACP acquisition, to $1.29 to $1.31.

Hanger Orthopedic Group, Inc., headquartered in Austin, Texas, is the world’s premier provider of orthotic and prosthetic patient care services. Hanger is the market leader in the United States, owning and operating in excess of 675 patient care centers in 45 states and the District of Columbia, with over 3,800 employees, including over 1,100 practitioners, as of September 30, 2010.  Hanger is organized into four units. The two key operating units are patient care, which consists of nationwide orthotic and prosthetic practice centers, and distribution, which consists of distribution centers managing the supply chain of orthotic and prosthetic componentry to Hanger and third party patient care centers. The third is Linkia, which is the first and only provider network management company for the orthotics and prosthetics industry. The fourth unit, Innovative Neurotronics, introduces emerging neuromuscular technologies developed through independent research in a collaborative effort with industry suppliers worldwide. For more information on Innovative Neurotronics, Inc. or the WalkAide®, visit http://www.ininc.us. For more information on Hanger, visit http://www.hanger.com.

This document contains forward-looking statements relating to the Company’s results of operations.  The United States Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements.  Statements relating to future results of operations in this document reflect the current views of management.  However, various risks, uncertainties and contingencies could cause actual results or performance to differ materially from those expressed in, or implied by, these statements, including the Company’s ability to enter into and derive benefits from managed care contracts, the demand for the Company’s orthotic and prosthetic services and products and the other factors identified in the Company’s periodic reports on Form 10-K and Form 10-Q filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934.  The Company disclaims any intent or obligation to update publicly these forward-looking statements, whether as a result of new information, future events or otherwise.

-Tables to follow-

Hanger Orthopedic Group, Inc

(Dollars in thousands, except for share and per share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Income Statement:
Net sales	$206,749	$192,296	$590,874	$554,966
Cost of goods sold - materials	63,373	58,887	179,776	168,784
Personnel costs	70,108	66,976	209,429	196,783
Other operating expenses	42,507	38,669	118,531	114,085
Relocation expenses	7,975	—	14,220	—
Depreciation and amortization	4,471	4,002	13,242	12,265
Income from operations	18,315	23,762	55,676	63,049
Interest expense	7,636	7,692	22,684	22,727
Income before taxes	10,679	16,070	32,992	40,322
Provision for income taxes	3,755	6,428	12,303	16,129
Net income	$6,924	$9,642	$20,689	$24,193

Basic Per Common Share Data:
Net income	$0.21	$0.31	$0.64	$0.77
Shares used to compute basic per share amounts	32,377,237	31,578,889	32,097,084	31,263,458

Diluted Per Common Share Data:
Net income	$0.21	$0.30	$0.63	$0.76
Shares used to compute diluted per share amounts	32,866,487	32,214,321	32,784,479	31,938,613

Reconcialiation of Non-GAAP financial measures

Income from Operations	$18,315	$23,762	$55,676	$63,049
Relocation Expenses	7,975	—	14,220	—
Acquistion expenses	564	—	564	—
Adjusted Income from Operations	$26,854	$23,762	$70,460	$63,049

Net income	$6,924	$9,642	$20,689	$24,193
Relocation expenses, net of tax	4,825	—	8,603	—
Acquisition expenses, net of taxes	341	—	341	—
Adjusted net income	$12,090	$9,642	$29,633	$24,193

Adjusted net income per diluted share	$0.37	$0.30	$0.90	$0.76

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Income Statement as a % of Net Sales:
Net sales	100.0%	100.0%	100.0%	100.0%
Cost of goods sold - materials	30.7%	30.6%	30.4%	30.4%
Personnel costs	33.9%	34.8%	35.4%	35.4%
Other operating expenses	20.6%	20.1%	20.1%	20.6%
Relocation expenses	3.9%	0.0%	2.4%	0.0%
Depreciation and amortization	2.2%	2.1%	2.2%	2.2%
Income from operations	8.7%	12.4%	9.5%	11.4%
Interest expense	3.7%	4.0%	3.8%	4.1%
Income before taxes	5.0%	8.4%	5.7%	7.3%
Provision for income taxes	1.7%	3.3%	2.2%	2.9%
Net income	3.3%	5.1%	3.5%	4.4%

Adjusted income from operations	13.0%	12.4%	11.9%	11.4%
Adjusted net income	5.8%	5.1%	5.0%	4.4%

Hanger Orthopedic Group, Inc

(Dollars in thousands, except for statistical data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Cash Flow Data:
Cash flow from operations	$32,534	$25,388	$38,922	$46,149
Capital expenditures	$7,051	$6,577	$19,743	$12,675
Increase in cash and cash equivalents	$23,476	$2,005	$11,051	$19,969

	September 30, 2010	December 31, 2009
Balance Sheet Data:
Cash and cash equivalents	$95,609	$84,558
Days Sales Outstanding (DSO’s)	47	50
Working Capital	$239,111	$216,664
Total Debt	$405,329	$410,472
Shareholders’ Equity	$347,753	$315,893

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Patient-care services	87.4%	87.9%	87.7%	87.9%
Distribution	12.3%	12.0%	12.1%	11.9%

Payor mix:
Commercial and other	58.7%	59.5%	59.1%	59.0%
Medicare	29.3%	29.1%	28.9%	29.5%
Medicaid	6.3%	6.1%	6.5%	6.2%
VA	5.7%	5.3%	5.5%	5.3%

Management relies on the non-GAAP items as the primary measures to review and assess operating performance and management teams. The Company believes it is useful to investors to provide disclosures of its operating results on the same basis as that used by management.  Management and investors also review the non-GAAP items to evaluate the Company’s overall performance and to compare its current operating results with corresponding periods and with other companies in the health care industry. You should not consider the non-GAAP items in isolation or as a substitute for net income, operating cash flows or other cash flow statement data determined in accordance with accounting principles generally accepted in the United States. Because the non-GAAP items are not measures of financial performance under accounting principles generally accepted in the United States and are susceptible to varying calculations, they may not be comparable to similarly titled measures of other companies.  Adjusted income from operations, adjusted net income and adjusted net income per diluted share are non-GAAP financial measures.